UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2011

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2011, our Board of Directors (the “Board”) appointed Anthony S. Colatrella as our Senior Vice President and Chief Financial Officer, effective November 14, 2011. A copy of our press release announcing Mr. Colatrella’s appointment is attached hereto as Exhibit 99.1.

Mr. Colatrella replaces Michael S. Taff, who was serving as our Senior Vice President and Chief Financial Officer pursuant to the terms of a Consulting Agreement dated as of June 29, 2011 between Mr. Taff and The Babcock & Wilcox Company (the “Consulting Agreement”). Mr. Taff is expected to continue to serve as Senior Vice President under his Consulting Agreement on a temporary basis to assist Mr. Colatrella’s transition. Accordingly, on November 11, 2011, the Board appointed Mr. Taff as Senior Vice President, effective November 14, 2011.

Mr. Colatrella is 56 years of age. Prior to joining our company, Mr. Colatrella served as (1) Chief Financial Officer of Momentive Performance Materials, a global manufacturer of silicones, from January 2009 to October 2010; (2) an independent financial and operational consultant from 2007 to 2008; and (3) Vice President, Chief Financial Officer of Paxar Corporation, a global provider of identification and tracking solutions to the retail and apparel industries, from 2005 to 2007. There is no family relationship between Mr. Colatrella and any of our directors or executive officers. Additionally, there are no arrangements or understandings between Mr. Colatrella and any other person pursuant to which he was appointed to his position, nor does he have an interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Colatrella’s appointment as Senior Vice President and Chief Financial Officer, the Compensation Committee of our Board approved compensation arrangements for Mr. Colatrella consisting of the following material terms:

(1)	an annual base salary of $480,000;

(2)	an initial equity award with a value of $840,000 under our long-term incentive plan, composed of 25% restricted stock units, 25% stock options and 50% performance shares;

(3)	eligibility for participation in our annual incentive plan beginning in fiscal year 2012; and

(4)	relocation assistance for his move to our headquarters in Charlotte, North Carolina, including temporary living and travel assistance for up to 4 months.

In addition, Mr. Colatrella will be offered the opportunity to enter into a Change In Control Agreement (the “CIC Agreement”). The CIC Agreement provides severance benefits in the event Mr. Colatrella’s employment with us is terminated within one year following a “change in control” (as defined in the CIC Agreement), either by the company for any reason other than death, “cause” or “disability” (each as defined in the CIC Agreement) or by the employee for “good reason” (as defined in the CIC Agreement). The severance benefits would include, subject to the execution by Mr. Colatrella of a release of claims against us and certain affiliated persons and entities:

(1)	payment, in cash, of all accrued benefits through the date of termination;

(2)	payment, in cash, of any annual incentive plan bonus with respect to the immediately preceding year, if such bonus has not been paid as of the date of termination but bonuses are subsequently paid with respect to that year under the annual incentive plan;

(3)	payment, in cash, of a pro-rated target annual incentive bonus for the then current year;

(4)	payment, in cash, of an amount equal to 200% of the sum of his salary plus target bonus under the annual incentive plan;

(5)	payment, in cash, of a lump-sum equal to 300% of the full annual cost of coverage for medical, dental and vision benefits provided to Mr. Colatrella and covered dependents; and

(6)	full vesting in any outstanding unvested long-term incentive awards.

The CIC Agreement does not provide any gross-up or tax assistance on the severance benefits. Instead, the CIC Agreement contains a “modified cutback” provision, which would act to reduce the benefits payable to Mr. Colatrella to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in Mr. Colatrella retaining a larger after-tax amount.

The CIC Agreement also contains restrictions on Mr. Colatrella’s ability to compete with us, or solicit our employees, for two years following his termination.

The foregoing summary of the CIC Agreement is qualified in its entirety to the text of the form of CIC Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated November 14, 2011

10.1	Form of Change In Control Agreement between Anthony S. Colatrella and The Babcock & Wilcox Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

November 14, 2011

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